Exhibit 10.2

                            PATENT LICENSE AGREEMENT
                  Between Ulrich D. Cochran and OMEGA-MED Inc.

Ulrich D. Cochran, residing at 1879 Baker ST NE, Palm Bay, FL 32907 being the legal owner of the following United States patents does hereby grant to
OMEGA-MED, Inc., 3930 Oregon ST., San Diego, CA 92104 an exclusive license under
# 4,773,900 and a non-exclusive license under # 4,581,856, to manufacture within the continental limits of the U.S.A. and sell product worldwide under the following terms and conditions.

1. PAYMENT FOR ISSUANCE OF LICENSE

        In lieu of cash, I will accept 1,000,000 shares of OMEGA-MED stock to be issued upon request.

2. ROYALTY SCHEDULE

        During each fiscal year so long as product is manufactured under any patent claim covering either the product or its manufacture, royalties will be paid by OMEGA-MED to the patent owner based on gross receipts from the sale of product, wherever sold.

Royalties due for each fiscal year will be calculated as follows.

        first  $000.00 up to $1,000,000.00      6%
        second $1M up to 3M                     5%
        third  $3M up to 6M                     4%
               all over $6M                   3.5%

        Gross sales means sale price to the final end user minus reasonable trade discounts or commissions paid to independent salesmen or credit for goods returned.

3. MINIMUM ROYALTY PAYMENT

        Starting with the date of first sale of licensed product, a payment of
$50,000 will be made at the beginning of each fiscal quarter.  At the close of the fiscal year, royalties due will be credited against these payments.  A certified account of all product manufactured whether sold or not, will be provided to the licensor.

4. ADDITIONAL PATENTS AND TECHNOLOGY

        Certain design improvements and attachments are not included in the present patent or working models.  The manufacturing process is unique and original and includes specially designed equipment for assembly and quality assurance.  These are vital to low unit cost structure, product reliability and flexibility in manufacturing the product mis.  The inventors intend to apply for additional patents on design improvements as well as special machinery and instrumentation for use in the manufacturing process.  Such patents if issued, will be included under this license provided they apply exclusively to the products manufactured by OMEGA-MED.  In the event that the patents include other applications not competitive with products manufactured by OMEGA-MED, then a non-exclusive license will be granted.

5. RIGHT TO ASSIGN PATENTS

        Any patents covered by this agreement may be assigned to any other entity provided that the terms of this agreement are preserved by the assignee.

6. CONFIDENTIALITY

        Since much of the manufacturing technology as well as certain ancillary equipment for the pump itself have not yet been patented, the premature disclosure of such information could hazard the patent process.  We therefore require that any publicity or additional Internet material be submitted and approved by Cochran before it is release to the public.

7. DURATION OF LICENSE AGREEMENT

        License terms shall remain in force so long as any claim of any patent, whether domestic or foreign, is applicable to the product, its manufacture or any other product derived from the original.

May 15, 1998

/s/ Ulrich D. Cochran

Ulrich D. Cochran

Accepted, OMEGA-MED, Inc.

/s/ Harold Letson